Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-70426, 333-40026, 333-104830, and 333-115982), Form S-8 (File No. 333-86338, 333-95529, 333-95551, 333-49489, 33-33322, 33-46928, 333-113419, and 33-46929), and Form S-1 (File No. 333-126079) of HEI, Inc. and subsidiaries of our report dated October 25, 2005(except as to Note 21, as to which the date is November 23, 2005), which appears on page 64 of this annual report on Form 10-K for the year ended August 31, 2005.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
November 23, 2005